Exhibit 99.2

TRANSCRIPT

OCC - Q2 2012 Optical Cable Corporation Earnings

Conference Call

EVENT DATE/TIME: JUNE 08, 2012 / 10:00AM ET

CORPORATE PARTICIPANTS

Aaron Palash Joele Frank, Wilkinson Brimmer Katcher - IR

Neil Wilkin Optical Cable Corporation - Chairman, President & CEO

Tracy Smith Optical Cable Corporation - SVP & CFO

PRESENTATION

Operator

Good morning. My name is Jackie and I will be your conference operator today. At this time I would like to welcome everyone to Optical Cable Corporation’s second quarter 2012 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (Operator Instructions). Mr. Aaron Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Good morning and thank you all for participating in Optical Cable Corporation’s second quarter of fiscal year 2012 conference call. By this time, everyone should have a copy of the earnings press release. If you don’t have it, please visit www.occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC. Before we begin, I’d like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors referenced in the forward-looking statements section of this morning’s press release. These cautionary statements apply to all the contents of the Internet webcast on www.occfiber.com as well as today’s call. Now I’ll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. Joining me today on the call at OCC’s Roanoke, Virginia corporate headquarters is Tracy Smith, our Senior Vice President and Chief Financial Officer.

I will begin the call today with a few opening remarks. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2012, in more detail. After Tracy’s remarks, we will answer as many of your questions as we can.

As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we do offer shareholders the opportunity to submit questions in advance of our earnings call, which we have also done today. Instructions regarding such submissions are included in our press release announcing the date and time of our earnings call.

We are pleased to report that during the second quarter of fiscal 2012, OCC established a new record for quarterly net sales. We also achieved significant increases in gross profit and net income for both the quarter and year-to-date periods, compared to the same periods in fiscal 2011. We reported consolidated net sales of $22.1 million with net income attributable to OCC of $0.15 per share during the second quarter of fiscal 2012.

We are particularly encouraged by increased demand for our fiber optic cable products. We expect, at this time, demand for fiber optic cable products to continue to show strength in the second half of fiscal 2012. At this time, we believe both sales and earnings for our full fiscal year 2012 will be higher than last year.

After the end of the second quarter of this year, our sales order backlog/forward load was again high - particularly for our fiber optic cable products, as the result of new business. Generally OCC’s consolidated sales order backlog, or forward load, varies throughout the year between approximately three to four weeks of net sales or approximately $4 million to $5 million. At the end of May 2012, our sales order backlog and - or otherwise, forward load, was $8.4 million, or approximately five to six weeks of net sales (on a trailing 12-month basis). As a result, at this time, we believe it is likely we will again see a positive impact on net sales and earnings during the third quarter of fiscal year 2012 similar to what we experienced during the second quarter of fiscal 2012.

I also want to highlight that during our second quarter we maintained our solid balance sheet and continued to return capital to shareholders through the regular quarterly dividend, which the Board increased by 50% to $0.015 per share, per quarter, earlier this year. The dividend reflects the cash generating capabilities of our business, as well as the Board’s commitment to delivering value to our shareholders.

Looking ahead, we are focused on executing our growth strategy while further improving our operations and efficiencies in order to continue delivering positive results and long-term value for our shareholders. I will now turn the call over to Tracy Smith, our CFO, who will review some of the specifics regarding our second quarter of fiscal year 2012 financial results.

Tracy Smith - Optical Cable Corporation - SVP & CFO

Thanks, Neil. Consolidated net sales for the second quarter of fiscal 2012 increased 28.3% to $22.1 million compared to net sales of $17.2 million for the same period last year. Net sales in both our commercial and specialty markets increased compared to the same period last year. Net sales to customers in the United States increased 20.5% in the second quarter of fiscal 2012 compared to the same period last year, and net sales to customers outside of the United States increased 56.3%.

Consolidated net sales for the first half of fiscal 2012 increased 12.9% to $39.4 million compared to net sales of $34.9 million for the same period last year. We experienced an increase in net sales during the first half of fiscal 2012 in our commercial markets compared to the same period last year, but this increase was partially offset by decreases in net sales in our specialty markets.

Net sales to customers in the United States increased 10.3% in the first half of fiscal 2012 compared to the same period last year, and net sales to customers outside of the United States increased 20.4%. Our increase in net sales during the second quarter and first half of fiscal 2012 was primarily attributable to increased sales of our fiber optic cable products.

In the second quarter and first half of fiscal 2012, we recognized net sales totaling in the aggregate, approximately $4.8 million and $5.9 million, respectively, as the result of a number of large orders for two customers.

Gross profit increased 49.1% to $8.9 million in the second quarter of fiscal year 2012, compared to $5.9 million for the second quarter of fiscal year 2011. Gross profit margin, or gross profit as a percentage of net sales, increased to 40.2% in the second quarter of fiscal year 2012 compared to 34.6% for the second quarter of fiscal year 2011.

Gross profit increased 21.4% to $15 million in the first half of fiscal 2012, compared to $12.4 million in the first half of fiscal 2011. Gross profit margin increased to 38.1% in the first half of fiscal year 2012 from 35.4% in the first half of fiscal 2011.

Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on both anticipated and unanticipated changes in product mix. Additionally, our gross profit margins for our product lines tend to be higher when we achieve higher net sales levels, as we did during the second quarter of fiscal 2012 for our fiber optic cable products, as certain fixed manufacturing costs are spread over higher sales volumes.

SG&A expenses as a percentage of net sales were 33.6% in the second quarter of fiscal year 2012 compared to 35.4% in the second quarter of fiscal year 2011. SG&A expenses increased 21.9% to $7.4 million during the second quarter of fiscal 2012, compared to $6.1 million for the same period last year.

SG&A expenses as a percentage of net sales were 34% in the first half of fiscal 2012 compared to 34.6% in the first half of fiscal 2011. SG&A expenses increased 10.9% to $13.4 million for the first half of fiscal 2012 from $12.1 million for the same period last year.

The increase in SG&A expenses during the second quarter and first half of fiscal 2012 compared to the same period last year was primarily due to increased employee related costs and shipping costs.

For the second quarter of fiscal 2012, we reported net income attributable to OCC of $949,000, or $0.15 per basic and diluted share, compared to a net loss attributable to OCC of $90,000, or $0.02 per basic and diluted share, for the comparable period last year. Net income attributable to OCC for the first half of fiscal 2012 was $1.1 million, or $0.18 per basic and diluted share, compared to $312,000, or $0.05 per basic and diluted share, for the first half of fiscal 2011.

As of April 30, 2012, we had outstanding loan balances of $8.1 million under our real estate loans. We also had outstanding borrowings of $750,000 on our revolving credit facility and approximately $5.3 million in available credit as of April 30, 2012. With that, I’ll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

THANK YOU, TRACY. AND NOW, WE ARE HAPPY TO ANSWER AS MANY OF YOUR QUESTIONS AS WE CAN. OPERATOR, IF YOU’D PLEASE INDICATE THE INSTRUCTIONS FOR PARTICIPANTS TO CALL IN THEIR QUESTIONS I WOULD APPRECIATE IT.

QUESTION AND ANSWER

Operator

(Operator Instructions). At this time we have no audio questions. I’d like to turn the call over to Aaron Palash for any online questions.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Neil, at this time we do not have any questions submitted by individual shareholders, so I’ll turn the call back over to you.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you, Andrew (sic). While we reported good news today, on a personal note, we at OCC were shocked and saddened by the sudden loss of a member of the OCC family this week. Bruce Smith, an engineer at our Ashville facility, passed away suddenly early Wednesday morning. Bruce worked for OCC and SMP Data Communications for 18 years. Our thoughts and prayers go out to his wife Debbie and his family. Bruce, you will be missed.

I’d like to thank everyone for listening in on the call today. As always, we appreciate your time and interest in Optical Cable Corporation.

Operator

Thank you. This concludes today’s conference call. You may now disconnect.